EXHIBIT 23.1


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-109355 and No. 333-120801) and on Form S-8 (No. 333-60290, No. 333-31448 and No. 333-125829) of our report dated January 20,
2006 on our audits of the consolidated financial statements of On2 Technologies, Inc. and subsidiaries as of December 31, 2005 and 2004 and for each of the years in the three-year period ended December 31, 2005, included in the Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in the Registration Statements on Form S-3.


/s/ Eisner LLP


Eisner LLP


New York, New York
March 14, 2006